EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HOLLIS-EDEN ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER 2004

SAN DIEGO, CA – August 9, 2004 – Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH) today announced second quarter 2004 financial results. For the quarter ended June 30, 2004, the Company reported a net loss of $4.9 million (or $0.25 per share), compared to a net loss of $4.7 million (or $0.36 per share) in the second quarter of 2003. In addition, Hollis-Eden reported revenues of $63,000, consisting of research and development services related to its collaboration agreement with Cystic Fibrosis Foundation Therapeutics under which Hollis-Eden will receive up to $1.7 million for development of the Company’s drug candidate, HE2000, in cystic fibrosis. Hollis-Eden has not previously reported revenues. For the six months ended June 30, 2004, Hollis-Eden reported a net loss of $10.8 million (or $0.56 per share), compared to a net loss of $9.9 million (or $0.75 per share) in the first six months of 2003.

Research and development expenses were $3.4 million and $8.1 million for the three-month and six-month periods ended June 30, 2004, compared to $1.8 million and $4.3 million for the same periods in 2003. The increase in research and development expense was due mainly to the growth in the Company’s laboratory operations, preclinical activities and personnel, ongoing testing of the Company’s radioprotection drug development candidate, NEUMUNE™, as well as its investment in Congressional Pharmaceutical Corporation (CPC), which was expensed as in-process R&D in the first quarter of 2004.

General and administrative expenses were $1.7 million and $3.1 million for the three-month and six-month periods ended June 30, 2004, compared to $1.9 million and $4.2 million for the same periods in 2003. Included in the three-month and six-month periods ended June 30, 2003 were $0.7 million and $2.1 million, respectively, in non-cash charges related to common stock, option and warrant grants. Excluding non-cash charges, general and administrative expenses increased by $0.5 million and $1.0 million for the comparable three-month and six-month periods, due primarily to increases in consulting, travel and accounting fees, as well as increases in personnel and recruiting.

As of June 30, 2004, the Company reported $73.1 million in cash and cash equivalents. Cash used in operations for the second quarter of 2004 totaled $5.7 million versus $3.0 million for the second quarter of 2003. Year to date in 2004, cash used in operations totaled $11.1 million, compared to $5.7 million in the first half of 2003. As previously announced, anticipated cash usage for operations for full year 2004 is expected to be in the range of $23 million to $27 million.

During the second quarter of 2004, Hollis-Eden further advanced its radiation and chemotherapy protection programs. At the American Society of Clinical Oncology (ASCO) meeting held in June, the Company presented positive results with its investigational immune regulating hormones (IRHs) in preclinical models of radiation and chemotherapy-induced bone marrow suppression. These results included a third study in non-human primates showing beneficial effects with a number of different formulations and dosing schedules of HE2100 in a model of radiation injury, as well as positive results from a separate radiation study in non-human primates with a different IRH. Results from the third study with HE2100 confirmed results seen in the two previous pilot studies and extend those findings to show an effect on red blood cells, as well as on neutrophils and platelets as demonstrated in the previous studies.

Hollis-Eden is collaborating in its radiation protection program with The Henry M. Jackson Foundation for the Advancement of Military Medicine and the Armed Forces Radiobiology Research Institute (AFRRI), an agency within the U.S. Department of Defense specializing in research on and development of countermeasures to radiation injury. The development program is based around a new rule implemented by the U.S. Food and Drug Administration (FDA) in 2002 for medical countermeasures to weapons of mass destruction. Under this new rule, in situations where it is deemed unethical to conduct efficacy studies in humans, a compound can be reviewed for approval on the basis of efficacy in the most relevant animal species and safety data in humans. The Company is currently optimizing product opportunities in both its radiation program and its chemotherapy protection program. In the radiation program, the Company’s goal is to enter into a pivotal efficacy study in non-human primates by year-end 2004.

Also during the second quarter, Hollis-Eden management continued to be active in Washington D.C., meeting with legislative representatives and administration officials to support passage of Project BioShield as well as procurement of NEUMUNE for the Strategic National Stockpile. In recent weeks, procurement by the government of a medical countermeasure against nuclear and radiological threats has been strongly encouraged by legislators both through a letter sent by seven U.S. Representatives to Tommy Thompson, Secretary of Health and Human Services, and through legislation introduced by Representatives Curt Weldon and Darrell Issa calling for rapid action by the Departments of Health and Human Services and Homeland Security in identifying and purchasing such a countermeasure. Hollis-Eden Chairman and CEO Richard B. Hollis recently testified before a Congressional subcommittee chaired by Representative Weldon on BioShield enactment and the need for a radioprotectant in the National Stockpile, and was invited by the Bush administration to attend the signing ceremony of the BioShield bill at the White House.

Also in radiation and chemotherapy protection, Hollis-Eden has begun profiling for near-term development a series of compounds that have the potential to protect against DNA mutations believed to be an underlying cause of the increased incidence of cancer that has been demonstrated as a late effect of radiation injury and is also associated with secondary cancers following chemotherapy. The lead compound in the series being developed for radiation protection is PHOSPHONOL™, which, like NEUMUNE, may be eligible for approval under the FDA’s new animal efficacy rule in this indication. Hollis-Eden obtained the rights to this series of compounds in the first quarter of 2004 through the acquisition of Congressional Pharmaceutical Corporation.

In support of the Company’s pipeline opportunities in the areas of inflammation and autoimmune disorders, Hollis-Eden continued in the second quarter to profile second-generation compounds in preclinical models for selection as development candidates.

Hollis-Eden also reported today that it has sought delisting from the Berlin-Bremen Stock Exchange, where the Company’s shares have been listed without its consent. The Company believes it is in the best interests of its shareholders to seek delisting from this exchange.

“During the second quarter of 2004, we remained squarely focused on moving forward our program for radiation injury,” stated Richard Hollis. “We continued to advance our NEUMUNE optimization program while working actively with legislators and administrators in Washington, D.C. with the objective of securing a potential stockpiling order. We are pleased that BioShield has now been passed by Congress and signed by the President, and remain optimistic that Hollis-Eden can play a meaningful role in our nation’s security by developing and delivering new medical countermeasures for weapons of mass destruction. In addition to our NEUMUNE development activities, during the second quarter we continued to expand our drug development pipeline through the investigation of a number of second-generation candidates for both chemotherapy protection and autoimmune disorders. In pursuit of these efforts, we have added a number of scientists in the areas of medicinal chemistry and biology, and have strengthened our management team with the addition of a new Vice President of Clinical Affairs, Jessie Groothuis, who brings valued experience and insight to Hollis-Eden at time when we are ramping up our development activity. At the Board level, during the second quarter our shareholders elected two new directors at the 2004 annual meeting, Jerry Hauer and Marc Sarni. Both Mr. Hauer, who served as Senior Advisor to the Secretary of Health and Human Services for National Security and Emergency Management and is recognized as one of the nation’s leading experts on bioterrorism and emergency preparedness, and Mr. Sarni, an experienced healthcare investment banker who worked with A. G. Edwards for 17 years, will bring valuable expertise and vision to our Company.”

More detailed information is available in the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000899394).

Conference Call: Hollis-Eden will conduct a conference call and live webcast on August 9, 2004 at 2:00 p.m. Eastern (11:00 a.m. Pacific) to discuss second quarter 2004 financial results. The conference call can be accessed by dialing 800-299-0148 (domestic) or 617-801-9711 (international) and requesting the Hollis-Eden conference call. A live webcast of the conference call will be available under “Event Calendar” on the Investors section of Hollis-Eden’s website at www.holliseden.com. The webcast will be archived at the Company’s website for 30 days, and a replay of the call will be available by phone for 24 hours beginning approximately one hour after the call is completed, and can be accessed at 888-286-8010 (domestic) or 617-801-6888 (international), passcode 22020726.

Hollis-Eden Pharmaceuticals, Inc. is a development-stage pharmaceutical company based in San Diego, California, working to become the world leader in the development of a new class of investigational drugs known as Immune Regulating Hormones (IRHs). The goal of IRH therapy is to direct, through controlling gene expression, the production of key cytokines and enzymes that re-regulate immune and metabolic functions toward homeostasis, a profile that could be useful in a wide variety of diseases. The Company has a number of investigational compounds under development, including NEUMUNE™, which the Company is co-developing with the

U.S. military for use in protection from radiation injury; PHOSPHONOL™, a non-IRH candidate for providing protection against DNA mutations from radiation exposure and chemotherapy treatment; and IMMUNITIN™, which has shown activity in a variety of infectious diseases, including HIV/AIDS, tuberculosis and malaria. Hollis-Eden is also developing IRHs for protection from chemotherapy and other conditions of immune dysregulation. For more information on Hollis-Eden, contact the Company’s website at www.holliseden.com.

This press release contains forward-looking statements concerning the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement describing a goal, expectation, intention or belief of the Company is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, including the failure to successfully complete preclinical and clinical trials within specified timelines, if at all; the failure to receive any stockpiling orders for NEUMUNE from the U.S. and foreign governments, even if approved by regulatory authorities; the Company’s future capital needs; the Company’s ability to obtain additional funding; the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release.

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Contact:

Dan Burgess, CFO and COO

or Scott Rieger, Director, Corporate Communications

Hollis-Eden Pharmaceuticals

(858) 587-9333